For Information Contact:

Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
212-445-8368


Casual Male Retail Group, Inc.
Announces Intention to Adopt 10b5-1 Plan;
Provides Mid-Quarter Sales Update

CANTON, MA, October 18, 2007, -- Casual Male Retail Group, Inc. (NASDAQ: "CMRG"), retail brand operator of Casual Male XL, Rochester Big & Tall, B&T Factory Direct, LivingXL, ShoesXL and Jared M., announced today that it will be adopting a new Securities Exchange Commission 10b5-1 Plan pursuant to its previously announced stock repurchase program. The Company also provided a mid-quarter update for its fiscal 2007 third quarter sales.

Within the next several days, the Company will resume the repurchase of its common stock under its previously announced stock repurchase program and will adopt a new Securities Exchange Commission Rule 10b5-1 Plan. David Levin, Chief Executive Officer and President, stated, "Similar to what has been reported by other retailers, sales in the quarter have been hampered by unseasonably warm weather in September, which has negatively impacted traffic and our overall quarterly sales trend. Comparable sales for the third quarter through yesterday were up 0.2% when compared to the 13% comparable sales increase reported in the third quarter of 2006. Our previously issued earnings guidance of $0.45-$0.50 per diluted share for the year may be negatively impacted unless our sales trends improve dramatically over the balance of the year."

The Company will report third quarter earnings and sales on November 29, 2007 prior to the market open and will hold its earnings conference call and web cast at 9:00 AM ET. In the future, the Company will now hold its conference calls and web casts at 9:00 AM ET.

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 472 Casual Male XL retail and outlet stores, 26 Rochester Big & Tall stores, 1 Casual Male at Sears-Canada stores, and a direct-to-consumer business which includes several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq Global Market under the symbol "CMRG."
Certain information contained in this press release, including the Company's expectations regarding sales for the third quarter of fiscal 2007, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding a number of factors, many of which are outside of the Company's control.. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on April 2, 2007, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.